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                                                                     EXHIBIT 1.1

                                  CONFIDENTIAL

April 27, 2004

Mr. John C. Roman
President & Chief Executive Officer
Naugatuck Valley Savings and Loan, S.B.
333 Church Street
Naugatuck, CT  06770

      Re: Proposed Mutual Holding Company Formation - Subscription Enhancement & Administrative Services

Dear Mr. Roman:

Ryan Beck & Co., Inc. ("RBCO") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between RBCO and Naugatuck Valley Savings and Loan, S.B., (the "Institution" or the "Company") in connection with the potential corporate reorganization of the Institution and sale of common stock by the Institution.

1.    BACKGROUND ON RYAN BECK

Ryan Beck & Co., Inc. was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. RBCO's Financial Institutions Group represents one of the largest such groups devoted solely to financial institution matters in the country.

2.    MUTUAL HOLDING COMPANY FORMATION AND STOCK OFFERING

The Institution is considering the reorganization into a two-tier mutual holding company structure by forming a mutual holding company and middle-tier holding company ("Holding Company") pursuant to applicable regulations. The common stock (the "Common Stock") would be offered in a subscription offering with any remaining shares sold in a community offering (collectively the "Offering"). In connection therewith, the Institution's Board of Directors would adopt a stock issuance plan (the "Plan") whereby shares of Common Stock would be offered for sale in the Offering. In connection with the Offering, RBCO would propose to act as financial advisor to the Institution with respect to the Plan and selling agent/manager with respect to the Offering of the shares of Common Stock in the Offering. Specific terms of services shall be set forth in a definitive agency

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 2

agreement (the "Definitive Agreement") between RBCO and the Institution to be executed on the date the offering document is declared effective by the appropriate regulatory authorities.

3.    SERVICES TO BE PROVIDED BY RYAN BECK

  a. Advisory Services - Thorough planning is essential to a successful offering. RBCO serves as lead coordinator of the financial advisory, marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, RBCO, will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:

      - Advise with respect to business planning issues in preparation for a public offering;

      - Advise with respect to the choice of charter and form of organization;

      -     Review and advise with respect to the Plan;

      - Review and provide input with respect to the Business Plan to be prepared in connection with the Offering;

      - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals;

      - Review and provide to the Board of Directors on the adequacy of the appraisal process;

      - Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;

      - Provide specifications and assistance in selecting data processing assistance, printer and other professionals;

      -     Develop an operating plan for the Stock Sale Center (the "Center");

      -     Provide a list of equipment and supplies needed for the Center;

      - Draft marketing materials including letters, brochures, slide show script and advertisements; and

      -     Assist in arranging market-makers for post-reorganization trading.

b. Administrative Services and Stock Sale Center Management - RBCO will manage all aspects of the Offering. A successful Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and NASD is essential. RBCO's experience in managing many thrift reorganizations and mutual holding company minority stock offerings will minimize the burden on your management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Center centralizes all data and work effort relating to the Offering.

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 3

RBCO will supervise and administer the Center. We will train Center staff to help record stock orders, answer customer inquiries and handle special situations as they arise. Center activities include the following:

      - Provide experienced on-site registered representatives to minimize disruption of day-to-day business;

      - Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;

      - Administer the Center. All substantive stock and proxy related matters will be handled by employees of RBCO;

      - Organize and implement all proxy solicitation efforts (if applicable);

      - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;

      - RBCO will outsource all Offering agent/data processing/transfer agent functions. The cost of such services will be borne by the Institution and are subject to separate agreement. RBCO will provide the Institution with the proposed agreements for such services prior to the execution of such agreements by RBCO or the Institutions;

      - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;

      - Educate the Institution's directors, officers and employees about the Reorganization and Offering, their roles and relevant securities laws;

      - Train branch managers and customer - contact employees on the proper response to stock purchase inquiries;

      - Train and supervise Center staff assisting with proxy and order processing;

      - Prepare daily sales reports for management and ensure funds received balance to such reports;

      - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

      -     Design and implement procedures for handling IRA and Keogh orders;
            and

      - Provide post-offering subscriber assistance and management of the pro-ration process.

c. Securities Marketing Services - RBCO uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are designed to attract a stockholder base comprised largely of community oriented individuals loyal to the Institution.

      Our specific actions include:

      - Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Institution from eligible prospects who have been targeted as likely and desirable stockholders by RBCO with the concurrence of the Institution;

      - Assist management in developing a list of potential investors who are viewed as priority prospects;

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 4

      - Respond to inquiries concerning the Offering and investment opportunities;

      - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offering while providing local exposure of the Institution and promoting favorable stockholder relations;

      - Supervise and conduct a telemarketing campaign to identify prospects from among the Institution's customer base;

      - Continually advise management on market conditions and the community's responsiveness to the Offering; and

      - If appropriate assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the Offering.

4.    COMPENSATION

a. For its services hereunder, the Institution will pay to RBCO a total inclusive Advisory and Marketing fee of 1%. (However, the aggregate amount of this fee shall not exceed $230,000)

     For stock sold by a group of NASD member firms (which will include RBCO) pursuant to a syndicated community offering solely managed by RBCO (the "Selling Group"), a fee equal to one percent (1.00%), which fee along with the fee payable directly by the Company to selected dealers shall not exceed six percent (6.00%) in the aggregate. In consultation with RBCO, the Institution shall be authorized to determine which NASD member firms participate in the syndicated community offering and the extent of their participation. RBCO will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Company.

     Such fees (less the amount of any advance payments) are to be paid to RBCO at the closing of the Offering. The Institution will pay RBCO $25,000 upon execution of this letter which will be applied to any fees due hereunder, including fees payable pursuant to subparagraph (b) below. If, pursuant to a resolicitation undertaken by the Institution, RBCO is required to provide significant additional services, the parties shall mutually agree to the dollar amount of the additional compensation due (if any). No fees shall be paid to RBCO on stock sold to board, management and employees of the Institution and to any employee stock ownership plan or any other benefit plan of the Institution.

b. If, after adoption of the Plan, (i) the Plan is abandoned or terminated by the Institution; (ii) the Offering is not consummated by March 31, 2006;
      (iii) RBCO terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since December 31, 2003; or (iv) immediately prior to commencement of the Offering, RBCO terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Institution hereby

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 5

      contemplated inadvisable; RBCO shall not be entitled to the fees set forth above under subparagraph (a) but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to receive for its advisory and administrative services a fee of $25,000.

5.    MARKET MAKING

If applicable, RBCO agrees to use its best efforts to maintain a market and to solicit other broker-dealers to make a market in the Common Stock after the Offering so that there are at least three market makers for the Common Stock after the Offering.

6.    DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution's financial advisor, RBCO will in conjunction with counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Institution agrees to make all such documents, records and other information deemed necessary by RBCO, or its counsel, available to them upon reasonable request. RBCO's counsel will prepare, subject to the approval of the Institution's counsel, the Definitive Agreement. RBCO's counsel shall be selected by RBCO, subject to the approval of the Institution.

7.    EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the Reorganization and the Offering of its Common Stock including, but not limited to, the Institution's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing expenses, "road show" expenses, syndicate related expenses, temporary personnel expenses and the preparation of stock certificates. In the event RBCO incurs such expenses on behalf of the Institution, the Institution shall pay or reimburse RBCO for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. RBCO will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse RBCO for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by RBCO in connection with the services contemplated hereunder. RBCO will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $40,000 without the approval of the Institution. RBCO will not incur reimbursable direct out-of-pocket expenses in excess of $15,000 without the consent of the Institution. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Institution and RBCO in the

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 6

event of any material delay in the Offering which would require an update of the financial information in tabular form contained in the Prospectus for a period later than that set forth in the original Prospectus filing. Not later than three days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

8.    BLUE SKY

To the extent required by applicable state law, RBCO and the Institution will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including RBCO's participation therein and shall furnish RBCO a copy thereof addressed to RBCO or upon which such counsel shall state RBCO may rely.

9.    AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Institution, RBCO will make available for a period of 1 year following the completion of the Offering, advisory services through the RBCO Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Institution elects to avail itself of the STARS program, RBCO will meet with the Institution at its request. RBCO also will provide opinions and recommendations, upon request, for the areas covered below:

      Valuation Analysis
      Merger and Acquisition Planning and Analysis
      Merger and Acquisition Trends
      Planning, Forecasting & Competitive Strategy
      Capital, Asset & Liability Structure & Management
      Stock Repurchase Programs
      Dividend Policy
      Dividend Reinvestment Programs
      Market Development and Sponsorship of Bank Securities
      Financial Disclosure
      Financial Relations
      Financial Reports
      Branch Sales and Purchases
      Stock Benefit Plan Analysis and Advisory
      Stockholder & Investor Relations Presentations & Programs
      Fairness Opinions
      Scanning of Potential Acquisition Candidates
        Based on Published Statement Information

            (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under RBCO's normal fee schedule, and does not include retention of RBCO by the Institution for any specific merger/acquisition situation.)

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 7

If the Institution elects to utilize the STARS program RBCO will waive the regular retainer fee and hourly charges for this program for the first year. The Institution also will reimburse RBCO's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. RBCO will not incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Institution.

10.   INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless RBCO and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to RBCO's own bad faith, willful misconduct or gross negligence.

11.   CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to RBCO by the Institution, unless publicly available or otherwise available to RBCO without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by RBCO in confidence and will not be disclosed to anyone other than RBCO's agents without the Institution's prior approval or used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, RBCO shall promptly deliver to the Institution all materials specifically produced for it and will return to the Institution all Confidential Information provided to RBCO during the course of its engagement hereunder.

12.   NASD MATTERS

RBCO has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Offering. The Institution agrees to cooperate with RBCO and provide such information as may be necessary for RBCO to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Offering. RBCO is and will remain through completion of the Offering a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.   OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While RBCO and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 8

      between RBCO and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of RBCO to enter into the Definitive Agreement shall be subject to there being, in RBCO's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.

14.   INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Company acknowledges and agrees that it is a sophisticated business enterprise and that RBCO has been retained pursuant to this Agreement to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, RBCO shall act as an independent contractor, and any duties of RBCO arising out of this engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

15.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of New Jersey.

16.   WAIVER OF TRAIL BY JURY

EACH OF RBCO AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

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Mr. John C. Roman
Naugatuck Valley Savings and Loan, S.B.
Page 9

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you.

RYAN BECK & CO., INC.

BY: /s/ Mark B. Cohen
    ---------------------------------
    Mark B. Cohen
    Managing Director

Accepted and Agreed to This 28 Day of April, 2004
                            --        -----

NAUGATUCK VALLEY SAVINGS AND LOAN, S.B.

BY: /s/ John C. Roman
    ---------------------------------
    John C. Roman
    President & Chief Executive Officer

Cc: Douglas P. Faucette
    Victor Cangelosi